UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 16, 2009

McCormick & Schmick’s Seafood Restaurants, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50845	20-1193199
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 SW Washington Street

Suite 550

Portland, Oregon 97205

(Address of principal executive offices)

(503) 226-3440

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 16, 2009, McCormick & Schmick’s Seafood Restaurants, Inc. (the “Company”) entered into an employment agreement with Michelle Lantow, who will serve as the Chief Financial Officer (CFO) of the Company beginning on January 6, 2010. Ms. Lantow (age 48) has more than 25 years of experience in corporate financial management and leadership, most recently as the President and Chief Financial Officer of Lucy Activewear, Inc. Lucy Activewear, Inc. is a wholly owned subsidiary of VF Corporation (NYSE: VFC). Prior to joining Lucy Activewear, Inc., Ms. Lantow was the Vice President of Finance, Corporate Controller, and Vice President of Investor Relations for GAP, Inc. (NYSE: GPS). Ms. Lantow began her career as a Certified Public Accountant with Arthur Anderson and Co.

As CFO, Ms. Lantow’s annual base salary is $285,000 and her target cash bonus for the 2010 fiscal year is 50% of her 2010 base salary. Upon commencement of full time employment as CFO, Ms. Lantow will be granted an option under the Company’s 2004 Stock Incentive Plan to purchase 100,000 shares of common stock of the Company at a per share price equal to the closing price on the first day of her employment with the Company and the date of the grant. The Company and Ms. Lantow will also enter into an executive severance and non-competition agreement commencing on her first day of employment. The benefits under the severance agreement are as follows:

•

If employment is involuntarily terminated, including due to death or disability, other than for “cause,” as defined in the agreement, Ms. Lantow would receive severance equal to six months base salary, and a lump sum payment of an amount estimated to be sufficient to continue health insurance coverage for six months under COBRA continuation laws.

The employment agreement and executive severance and non-competition agreement will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending December 26, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McCormick & Schmick’s Seafood Restaurants, Inc.

Date: November 17, 2009	By:	/S/ WILLIAM T. FREEMAN
	Name:	William T. Freeman
	Title:	Chief Executive Officer